Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is made this 10th day of April 2006 (“Effective Date”), between Prosoft Learning Corporation, a Nevada corporation (the “Company”), and Benjamin M. Fink (the “Employee”).

WHEREAS:

A. The Company and Employee entered into an employment agreement dated the 27th of October 2005 (the “Prior Agreement”).

B. This Agreement amends and restates the Prior Agreement, which as of the Effective Date and subject to Section 12 of this Agreement, shall be null and void and of no effect.

C. The Company has entered into an Acquisition and Reorganization Agreement dated the 11th day of April 2006 (“Acquisition Agreement”), by and between the Company, ComputerPREP, Inc. and VCampus Corporation (“VCampus”), whereby VCampus would acquire, by itself or through one of its affiliates, all of the newly issued and outstanding capital stock of the Company on or after the Closing Date, as defined in the Acquisition Agreement (“Reorganized Prosoft”). Terms not otherwise defined herein shall be as defined in the Acquisition Agreement.

D. NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, the parties do hereby agree and promise as follows:

1. Services and Compensation.

1.1 Prior to the Closing Date, Employee shall remain employed by the Company and entitled to continue to receive whatever base salary he was receiving from the Company immediately prior to the date hereof. He shall continue to provide substantially the same services to the Company as under the Prior Agreement, as well as to assist with the completion of the transactions contemplated by the Acquisition Agreement.

1.2 Promptly following the Closing of the transactions contemplated by the Acquisition Agreement [and receipt by Reorganized Prosoft or VCampus of $209,080 [note: includes gross up for employer portion of social security tax] from the Secured Noteholders pursuant to the side letter agreement between such parties dated as of the Closing Date], the Company shall immediately make a payment to Employee of $200,000. Neither the Company nor Reorganized Prosoft or VCampus shall thereafter have any further obligations under this Agreement. Employee’s employment by the Company shall terminate effective immediately upon the Closing Date.

1.3 To the extent required by law, the Company shall withhold from any payments due Employee under this Agreement any applicable Federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

2. Proprietary Information.

2.1 Employee understands that the Company possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered, developed or made known by Employee during the period of or arising out of his employment by the Company, whether prior to or after the date hereof, including under the Prior Agreement) or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All such information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes processes, formulas, codes, data, programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, contracts and customer and supplier lists.

2.2 In consideration of the compensation received by the Employee from the Company and the covenants contained in this Agreement, Employee agrees as follows:

2.2.1 All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Employee hereby assigns to the Company rights he may have or acquire in such Proprietary Information. At all times, both during his employment by the Company and after his termination, Employee will keep in strictest confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties under this Agreement.

2.2.2 All documents, records, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Employee by the Company or produced by Employee or others in connection with Employee’s employment with the Company shall be and remain the sole property of the Company. In the event of the termination of his employment by him or the Company for any reason, Employee will deliver to the Company all documents, notes, drawings, specifications, programs, data, customer lists and other materials of any nature pertaining to his work with the Company and Employee will not take with him or use any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression.

2.2.3 Employee recognizes that the Company is engaged in a continuous program of development and marketing respecting its present and future business. Employee understands that as part of his employment by the Company he has been expected to make new contributions of value to the Company and that his employment has created a relationship of confidence and trust between him and the Company with respect to certain information applicable to the business of the Company or applicable to the business of any customer of the Company, which has been or may be made known to Employee by the Company or by any customer of the Company or which may have been or may be learned by Employee during the period of his employment by the Company.

3. Covenant Not to Compete.

3.1 In consideration for the payments to be made under this Agreement, Employee shall, for a period of one year from the Closing Date, refrain from, either alone or in conjunction with any other person, or directly or indirectly through its present or future affiliates:

(i) employing, engaging or seeking to employ or engage any person who within the prior twenty-four (24) months had been an officer or employee of the Company, unless in a venture not in direct competition with the Company;

(ii) causing or attempting to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company, or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company;

(iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of their respective clients, customers or suppliers; or

(iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any person participating or engaged in, any of the lines of business in which the Company is participating or engaged on the date of termination in any jurisdiction in which the Company participates or engages in such line of business on the date of termination.

3.2 The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

3.3 The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and

Employee hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

3.4 The Company and the Employee acknowledge that the foregoing restrictive covenants in this Section 3 are essential elements of this Agreement and that, but for the agreement of the Employee to comply with those covenants, the Company would not have agreed to enter into this Agreement. The covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement.

3.5 The Company and the Employee intend that the covenants contained in this Section 3 shall be construed as a series of separate covenants, one for each county of the State of Arizona and one for each State of the United States other than Arizona.

3.6 The Company and the Employee understand and agree that, if any portion of the restrictive covenants set forth in this Section 3 is held to be unreasonable, arbitrary, or against public policy, then that portion of those covenants shall be considered divisible as to time and geographical area. The Company and the Employee agree that, if any court of competent jurisdiction determines that the specified time period or the specified geographical area of application in any covenant is unreasonable, arbitrary, or against public policy, then a lesser time period, geographical area, or both, that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. The Company and the Employee agree and acknowledge that they are familiar with the present and proposed operations of the Company and believe that the restrictive covenants set forth in this Section 3 are reasonable with respect to their subject matter, duration, and geographical application.

3.7 The parties acknowledge that the status of the Employee in this business and industry is unique and the success of the Company in said business, and in the sale of the business as contemplated by the Acquisition Agreement, is materially and substantially dependent upon the continued employment of the Employee, and in the event the employment of the Employee is terminated for any reason, such business of the Company will be substantially and irrevocably damaged. In view thereof, the parties acknowledge that monetary damages alone will not fully compensate the Company in the event the Employee fails or refuses to comply with the terms of this Section 3 above when applicable, and agree that the Company, in addition to all other remedies provided in law and in equity, shall have the remedy of injunctive relief and specific performance to enforce the terms of said Section.

4. Arbitration. Except as otherwise provide herein, any controversies or claims arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in Phoenix, Arizona in accordance with the rules of, but not subject to the jurisdiction of, the American Arbitration Association, which decision shall be final and binding on the parties, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. For these purposes the arbitrator shall be an individual who has demonstrated that such individual is familiar with and has experience in the legal issues involving employer-employee relationships and has had no prior prejudicial contacts with either party. In addition to all other remedies provided in law or in equity, the arbitrator is hereby authorized to assess costs and attorneys’ fees against either party if the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by such party were unreasonable or substantially without merit.

5. Notice. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Employee:	Benjamin M. Fink
410 North 44th Street
Phoenix, Arizona 85008
Telephone: (602) 794-4199

If to the Company:	Prosoft Learning Corporation
410 North 44th Street
Phoenix, AZ 85008
Facsimile No: (602) 794-4198
Attn: Board of Directors

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

6. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof or the validity of that particular provision in any other jurisdiction, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted only in the jurisdiction in which the case is held to be invalid or unenforceable.

7. Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Arizona.

8. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, including but not limited to any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets, equity or business of the Company. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

9. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties, and may be changed only by an agreement in writing signed by the parties.

10. Headings. Sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each of the parties hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement. The original signature pages shall be forwarded to the Company or its counsel and the Company or its counsel will provide all of the parties hereto with a copy of the entire Agreement.

12. Reinstatement of the Prior Agreement. In the event the Acquisition Agreement is terminated without a closing of the transactions contemplated thereunder, this Agreement shall immediately terminate and the parties shall thereafter be subject to the terms of the Prior Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

“COMPANY”

Prosoft Learning Corporation, a Nevada corporation

By:
Name:
Title:

“EMPLOYEE”

Benjamin M. Fink